Exhibit (a)(5)(vii)

News Release
Contact:

Sharlene Myers	Lisa Ann Sanders
Sierra Wireless	Wavecom
Phone: +1 (604) 232-1445	Phone: +33 1 46 29 41 81
Email: smyers@sierrawireless.com	Email: lisaann.sanders@wavecom.com
Sierra Wireless Achieves Squeeze-Out Threshold in
Subsequent Offering For Wavecom
Vancouver, Canada and Issy-les-Moulineaux, France – April 8 , 2009 – Sierra Wireless, Inc. (NASDAQ: SWIR — TSX: SW), a leading provider of wireless solutions for mobile computing and Wavecom (Paris: AVM – NASDAQ: WVCM), a leading provider of embedded wireless technology for M2M (machine-to-machine) communication, announced today that the results of the subsequent offering period of the all-cash tender offer for Wavecom shares were a success and allowed Sierra Wireless France, a wholly owned subsidiary of Sierra Wireless, Inc., to reach the squeeze-out threshold.
The subsequent offering period ended on March 31, 2009 and the final results were published on April 7, 2009 by the French stock market authority, the AMF (Autorité des marchés financiers). In total, Sierra Wireless France directly holds 14,562,502 ordinary shares (including ordinary shares represented by American Depositary Shares (the “ADSs”), i.e. 88.3% of Wavecom’s share capital and voting rights. In addition, 2,571,037 convertible bonds (the “OCEANEs”) were tendered to the offer (of which 2,571,022 were reimbursed on March 12, 2009).
Taking into account the shares held in treasury by Wavecom and the “free shares” held by officers and employees that are subject to put and call arrangements, the shares held by the minority shareholders that were not tendered to the offer represent less than 5% of the share capital and voting rights of Wavecom. The same is true by taking into account the potential dilution resulting from the 666 outstanding OCEANEs. Therefore, Sierra Wireless France intends to implement a squeeze-out of the ordinary shares and OCEANEs and to request the delisting of Wavecom securities from both the Euronext and NASDAQ stock markets.
The settlement and cash payment of the ordinary shares and OCEANEs tendered into the French subsequent offering period is scheduled for April 15, 2009. Cash payment for securities tendered into the subsequent U.S. tender offer is scheduled to occur shortly thereafter.

About Sierra Wireless
Global Leader in Wireless Solutions for Mobile Computing and M2M
Sierra Wireless (NASDAQ: SWIR – TSX: SW) modems and software connect people and systems to mobile broadband networks around the world. Sierra Wireless offers a diverse product portfolio addressing enterprise, consumer, original equipment manufacturer, specialized vertical industry, and machine-to-machine markets, and provides professional services to customers requiring expertise in wireless design, integration, and carrier certification. For more information about Sierra Wireless, visit www.sierrawireless.com.
About Wavecom
Wavecom – The Wireless M2M Experts
Wavecom is a leading provider of embedded wireless technology for M2M (machine-to-machine) communication. Wavecom provides a range of GSM/GPRS, CDMA, EDGE and 3G Wireless CPUs; programmable processors which also act as wireless modules or wireless modems. These are backed by a cellular wireless software suite which includes a real-time operating system (RTOS), a software development environment based on Eclipse™, and several Plug-Ins (GPS, TCP/IP, security, Bluetooth™, Lua script and more). Wavecom also offers a wide range of professional and operated services. Wavecom solutions are used for automotive telematics, smart metering, fleet management, GSM/GPS/satellite tracking, wireless alarms, wireless POS (point of sales), WLL (fixed voice), remote monitoring and many other M2M applications. Founded in 1993 and headquartered in Issy-les-Moulineaux (France) near Paris, Wavecom has subsidiaries in Hong Kong (PRC), Research Triangle Park, NC (USA), Farnborough (UK), Munich (Germany) and Sao Paolo (Brazil). Wavecom is publicly traded on Euronext Paris (Eurolist) in France and on the NASDAQ (WVCM) exchange in the U.S.
Further Information
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The terms and conditions of the offer to buy the shares, ADSs and OCEANEs of Wavecom are available in the offer to purchase and related materials that Sierra Wireless France filed with the AMF or the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully the filed documents listed below, and any amendments or supplements thereto because these documents contain important information, including the terms and conditions of the tender offers.
Copies of the note d’information approved by the AMF under visa no. 09-002 dated January 6, 2009, as well as the “other information document,” are available on the Sierra Wireless, Inc. website (www.sierrawireless.com) and the AMF website (www.amf-france.org) and can be obtained for free from Lazard Frères Banque, 121 boulevard Haussmann, 75008 Paris.
Copies of the note en réponse approved by the AMF under visa no. 09-003 dated January 6, 2009, as well as the “other information document,” are available on the Wavecom website (www.wavecom.com) and the AMF website (www.amf-france.org) and can be obtained for free from Wavecom, 3, esplanade du Foncet, 92442 Issy-les-Moulineaux and Merrill Lynch Capital Markets (France) SAS, 112, avenue Kléber, 75761 Paris.

Copies of the Tender Offer Statement on Schedule TO filed by Sierra Wireless France and the Schedule 14D-9 filed by Wavecom, are available from the SEC’s website (www.sec.gov). Such materials filed by Sierra Wireless France and Wavecom are also available for free on the websites of Sierra Wireless, Inc. (www.sierrawireless.com) and Wavecom (www.wavecom.com).
Wavecom security holders and other investors can obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org.), and with the SEC, from the SEC’s website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless France will also be available for free at Sierra Wireless’ website (www.sierrawireless.com).
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements in this press release include statements relating to the offers for the ordinary shares, the ADSs, and the OCEANEs of Wavecom and the results of such offers, the combined company’s future business prospects and projected position in the wireless data and M2M markets, the outlook for the combined company’s future operations, plans and timing for the introduction or enhancement of its services and products, strategies or developments, future market conditions and supply conditions. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. These forward-looking statements appear in a number of different places in this press release and can be identified by words such as “may”, “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, “anticipates”, “continue”, “growing”, “expanding”, or their negatives or other comparable words. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, and increased competition. These risk factors and others are discussed in Sierra Wireless’ and Wavecom’s respective filings and reports, which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, on the AMF’s website at www.amf-france.org, and in each of their other regulatory filings with the AMF in France, the SEC in the United States and the Provincial Securities Commissions in Canada. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this press release are qualified by this cautionary statement and we cannot assure you that actual results, performance, achievements or developments that we anticipate will be realized. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.